Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-122783 on Form S-4 of our report dated April 12, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the financial statements and financial statement schedule of Trailer Bridge, Inc. for the year ended December 31, 2002 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Prospectus.

Deloitte & Touche LLP

Jacksonville, Florida

April 25, 2005